EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

DTC Eastgate 1, LLC.
as Seller

AND

Helen of Troy L.P.
as Purchaser

April ___, 2005

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is executed as of the Effective Date by and between DTC Eastgate 1, LLC, a Mississippi limited liability company (“Seller”), and Helen of Troy L.P., a Texas limited partnership (“Purchaser”).

1.   SALE OF PROPERTY; DEFINITIONS

1.1   Description of the Property.   In consideration of the purchase price and upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser and Purchaser shall purchase from Seller a single story office/warehouse/distribution building containing approximately 1,197,516 square feet and being all of the following described property (collectively, the “Property”):

(a)   Land.   The real property, consisting of approximately 59.47 acres,  located in Southaven, Mississippi, which is described on Exhibit “A” attached hereto and to be depicted on the Survey (as hereafter defined), together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest in and to adjacent roads, alleys, easements, streets and ways to the extent that such are appurtenant to the Property (the “Land”) subject to the Permitted Exceptions, as defined below in Section 3.1.

(b)   Improvements.   All improvements, structures and fixtures to be placed, constructed or installed on the Land by Seller, as provided in this Agreement (the “Improvements”);

(c)   Personal Property.   All (i) mechanical systems and related equipment to be attached to the Improvements or located upon the Land, including, but not limited to, electrical systems, plumbing systems, heating systems and air conditioning systems, (ii) other machinery, equipment, supplies and personal property of every kind and character to be located in or on the Land or the Improvements or used in connection with the operations thereon, except the Installed Equipment, (iii) interest of Seller, if any, in the Installed Equipment, and (iv)  all utilities, waste water capacity and related utility rights relating to the Improvements and the Land (the “Personal Property”);

(d)   Warranties, etc.   Seller's interest in all warranties and guaranties relating to the Improvements or the Personal Property;

(e)   Plans.   All site plans, surveys and plans and specifications (including, but not limited to the Final Construction Plans) which relate only to the Land, the Improvements or the Personal Property (but excluding any of the foregoing that relate to any other property owned by Seller);

(f)   Intangible Property.   All intangible property owned or held by Seller or in which Seller has an interest, if any, in connection with the Land or the Improvements or the operations thereon, and the right to the use thereof, including but not limited to Seller’s rights under governmental permits, certificates, approvals, licenses, authorizations or certifications (to the extent same are assignable) to the extent same relate to the Land, Improvements or operations thereon, (the “Intangible Property”); and

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(g)   General Construction Contract.   All of Seller’s rights and interest under the General Construction Contract.

1.2   Definitions.   As used in this Agreement, the following terms shall have the meanings assigned to them below:

“Abandoned Installed Equipment” is defined in Section 11.3 hereof.

“Adjusted Costs” means the total net price of all Change Orders on a cumulative basis.

“Applicable Bankruptcy Law” means, collectively, the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law.

“Approved CC&R” means the Declaration of Protective Covenants to be executed by Seller, as Declarant thereunder and to be recorded before Closing in the real property records of Desoto County, Mississippi, which Approved CC&R shall be substantially in the form attached hereto as Exhibit “N”.

“Approved Survey Matters” is defined in Section 3.2 hereof.

“Bill of Sale” is defined in Section 6.1(a)(ii) hereof.

 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder.

“Change Orders” is defined in Section 5.2(a) hereof.

“Change Order Request” is defined in Section 5.2(b)(i) hereof.

“Changes” is defined in Section 5.2(a) hereof.

“Closing Conditions Satisfaction Date” means the date upon which Seller has satisfied all of the conditions to Closing set forth in Section 6.2 hereof.

“Closing” and “Closing Date” are defined in Section 6.1 hereof.

“Closing Due Diligence Items” is defined in Section 6.2(c) hereof.

“Code” means, collectively, the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

“Contractor” means the General Contractor.

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“Earnest Money” is defined in Section 2.3.

“Design Architect” means GSR Andrade Architects.

“Effective Date” means the date on which this Agreement has been executed by all parties hereto.

“Environmental Report” means, collectively, that certain Phase I Environmental Site Assessment dated February 9, 2004 prepared by Cirrus.

“EPCRA” means the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et seq.) as amended from time to time, and regulations promulgated thereunder.

“Evidence of Completion” is defined in Section 4.3(b)(2) hereof.

“Final CO” means a permanent certificate of occupancy and any other certificates issued by the City of Southaven, Mississippi (or any other applicable Governmental Authority) that permit the use and occupancy of the Improvements as an office/warehouse/distribution facility and are required for the purpose of permitting such use and occupancy.

“Final Construction Plans” means the Preliminary Design Documents as revised and supplemented in sufficient detail to facilitate the construction and government approval of the Improvements.

“Force Majeure” is defined in Section 5.7.

“General Contractor” means Hillwood Construction Services, L.P.

“General Construction Contract” means the contract to be entered into between Seller and the General Contractor for the construction of the Improvements, subject to Section 5.5 of this Agreement, which shall be substantially in the form of the attached Exhibit “D”.

“Governmental Authorities” means the United States, the state, county and city (or other political subdivision) in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over Seller, Purchaser or the Property.

“Governmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of a Governmental Authority.

“Hazardous Materials” means (i) any “hazardous waste” as defined by RCRA; (ii) any “hazardous substance” as defined by CERCLA (including petroleum-based products as described therein); (iii) other petroleum and petroleum-based products; (iv) asbestos in any quantity or form which would subject it to regulation under any applicable Hazardous Materials Law; (v) polychlorinated biphenyls; (vi) any substance, the presence of which on the Property is prohibited by any Hazardous Materials Law; (vii) any “extremely hazardous substance” or “hazardous chemical” as those terms are defined in EPCRA; (viii) any “chemical substance” as that term is defined in TSCA; (ix) any hazardous substances identified under Mississippi law; and (x) any other substance, including toxic substances, which, by any Hazardous Materials Laws, requires special handling in its collection, storage, treatment, management, recycling or disposal (excluding items that are used in the normal course of the operation of the Property in a manner consistent with the manufacturer’s instructions and in compliance with Governmental Requirements).

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“Hazardous Materials Contamination” means the contamination (whether presently existing or hereafter occurring) of the Improvements, facilities, soil, groundwater, air or other elements on or of the Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time originating from the Property, in either event either above levels permitted under and/or otherwise in violation of Hazardous Materials Laws.

“Hazardous Materials Laws” means all Governmental Requirements, including, without limitation, RCRA and CERCLA, relating to the handling, storage, existence of or otherwise regulating any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances or relating to the removal or remediation of any of the foregoing.

“Improvements” is defined in Section 1.1(b) hereof.

“Installed Equipment” is defined in Section 5.4(a) hereof.

“Intangible Property” is defined in Section 1.1(f) hereof.

“Land” is defined in Section 1.1(a) hereof.

“Obligatory Change Orders” means any Change Order required because of a change in Governmental Regulations enacted after the Effective Date.

“Owner’s Policy” means an ALTA Standard Form Owners’ Policy of Title Insurance in an amount not less than the Purchase Price, subject to payment by Purchaser of its share of the costs payable to the Title Company under Section 7.6 of this Agreement for issue of the Owner’s Policy.

“Permitted Exceptions” is defined in Section 3.1 hereof.

“Personal Property” is defined in Section 1.1(c).

“Preliminary Design Documents” means preliminary plans listed in Schedule 5.1.

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“Private Utility Providers” means Entergy for the provision of electricity, Mississippi Valley Gas for the provision of gas, Bell South for the provision of telephone service, and Horn Lake Water Association for the provision of water.

“Property” is defined in Section 1.1 hereof.

“Punchlist Escrow” is defined in Section 6.4(a) hereof.

“Punchlist Items” means minor punchlist items which are non-structural in nature and which are capable of being completed within forty-five (45) days and which do not materially adversely affect the operation of Purchaser’s business at the Property.

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the Preamble of this Agreement.

“Purchaser Change Order” is defined in Section 5.2(b)(iv) hereof.

“Purchaser’s Construction Representative” means _____________.

“Purchaser Notice” means a written notice from Purchaser to Seller that requires action by Seller under the terms of this Agreement, which notice includes, in bold face capital letters, the following statement: “THIS NOTICE IS SENT PURSUANT TO THE PURCHASE AND SALE AGREEMENT (THE “PSA”) BETWEEN YOU AND THE UNDERSIGNED. FAILURE TO RESPOND TO THIS NOTICE WITHIN _____ BUSINESS DAYS HEREOF MAY CAUSE ADVERSE CONSEQUENCES UNDER THE PSA.” If no response is required from Seller, or if Seller is not required to respond within a specific number of days under this Agreement, then “N/A” shall be inserted in the blank above.

“RCRA” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder.

“Removal Period” is defined in Section 11.1(c) hereof.

“Required Completion Date” means the date which is One Hundred Ninety-Five (195) days following the Effective Date, provided such date will be extended day for day (i) for any delay caused by Purchaser, and (ii) for Force Majeure.

“Required Improvements” means and include (i) the “shell” of the building, the interior improvements, and all other construction and installations required under the Final Construction Plans (including Punchlist Items) (ii) all streets, curbs, parking lots, landscaping, detention ponds, signage, sidewalks, sewers and other utilities, site improvement work (offsite and onsite) and infrastructure required by the Final Construction Plans, Governmental Requirements, Private Utility Providers or Permitted Exceptions (iii) the installation of the Personal Property, (iv) any other items required by the Final Construction Plans and Governmental Requirements, (v) removal of all temporary structures and utility poles utilized for construction purposes and all portable buildings (provided Seller shall not be required to remove trees or fences from the undeveloped portion of the Property except as necessary for the completion of the Required Improvements in compliance with the Final Construction Plans and Governmental Requirements), and (vi) cleaning the Property of all construction debris and delivery to Purchaser “broom clean.”

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“Seller” is defined in the Preamble to this Agreement.

“Seller’s Construction Representative” means Joe Bass and/or Tal Hicks, or such other person designated by Seller from time to time by written notice to Purchaser.

“Seller’s Cure” is defined in Section 11.1(a).

“Seller’s Default Notice” is defined in Section 11.2(a).

“Seller’s Notice” shall mean a written notice from Seller to Purchaser that requires action by Purchaser under the terms of this Agreement which notice includes, in bold face capital letters, the following statement: “THIS NOTICE IS SENT PURSUANT TO THE PURCHASE AND SALE AGREEMENT (THE “PSA”) BETWEEN YOU AND THE UNDERSIGNED. FAILURE TO RESPOND TO THIS NOTICE WITHIN _______ BUSINESS DAYS HEREOF MAY CAUSE ADVERSE CONSEQUENCES UNDER THE PSA.”

If no response is required from Purchaser, or if Purchaser is not required to respond within a specific number of days under this Agreement, then “N/A” shall be inserted in the blank above.

“Service Contracts” is defined in Section 1.1(d) hereof.

“Stated Rate” means the lesser of the maximum amount allowed by applicable law or eight percent (8%) per annum.

“Survey” means a current ALTA Survey of the Land prepared and certified by a duly licensed engineer or land surveyor reasonably acceptable to the Title Company and Purchaser.

“Temporary CO” means a temporary certificate of occupancy/completion or similar certificate issued by the City of Southaven (or other applicable Governmental Authority) that permits the occupancy and use of the Improvements as an office/warehouse/distribution facility subject only to completion of the Punchlist Items. A Temporary CO does not include any certificates or permits issued by the City of Southaven (or other applicable Governmental Authority) with regard to the Installed Equipment.

“Termination Default” is defined in Section 11.1(c) hereof.

“Title Commitment” means a Title Commitment issued by the Title Company for the Property.

“Title Company” means Chicago Title Insurance Company, Memphis, Tennessee office, or such other nationally recognized title insurance company as Purchaser may select.

“TSCA” means the Toxic Substances Control Act (15 U.S.C. Section 2601) as amended from time to time, and regulations promulgated thereunder.

“Unadjusted Required Completion Date” means the date which is One Hundred Ninety-Five (195) days following the Effective Date, provided such date will be extended day for day for any delay caused by Purchaser, but not for Force Majeure.

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2.   PURCHASE PRICE AND EARNEST MONEY

2.1   Amount.   The purchase price (the “Purchase Price”) for the Property shall be (a) $32,893,058, plus or minus (b) any Adjusted Costs, minus (c) any Liquidated Damages Payment (defined below). The Purchase Price shall be paid on Closing by wire transfer or the delivery of other immediately available funds to the Title Company subject to the adjustments and prorations set forth in Section 7 hereof and the establishment of the Punchlist Escrow, as provided in Section 6.4 hereof. The portion of the Purchase Price which is deposited into the Punchlist Escrow shall be released as described in Section 6.4 hereof. The “Liquidated Damages Payment” is an amount equal to $3,500 per day for 15 days after the Required Completion Date and thereafter $5,000 per day, not to exceed the total sum of $900,000, which the parties acknowledge shall constitute just compensation for any delay by Seller to meet the Required Completion Date, as liquidated damages due to the inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. If the Closing shall have occurred, such Liquidated Damages Payment shall only compensate Purchaser for damages resulting from a delay in meeting the Required Completion Date and shall not preclude Purchaser from asserting a claim against Seller to correct or compensate for any deficiencies in the Improvements to be constructed hereunder or other Default by Seller as otherwise provided in this Agreement. The Liquidated Damages Payment is only payable as a deduction from the Purchase Price on Closing; and if the Closing shall not have occurred, the Liquidated Damages Payment will not apply and the parties may seek such other remedies as otherwise provided in this Agreement.

2.2   Independent Consideration.   Seller has received a check from Purchaser in the amount of TWENTY-FIVE AND NO/100 DOLLARS ($25.00) (the “Independent Contract Consideration”), which amount Purchaser and Seller hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events. At the Closing, the Independent Contract Consideration shall not be applied to the Purchase Price.

2.3   Earnest Money.   Within two days after the Effective Date, Purchaser shall deliver, in cash or immediately available funds, the amount of $750,000.00 (the “Earnest Money”) to the Title Company. The Title Company shall deposit the Earnest Money in a daily access interest bearing account at a financial institution whose accounts are insured by the Federal Deposit Insurance Corporation, with interest thereon to become part of the Earnest Money. The timely delivery of the Earnest Money is a condition precedent to Seller’s obligations hereunder, and the failure of Purchaser to timely deliver the Earnest Money as provided for herein shall at Seller’s option cause this Agreement to be terminated, and thereafter neither party shall have any further right or obligation under this Agreement, unless expressly provided otherwise in this Agreement. Except as otherwise expressly provided herein, the Earnest Money is nonrefundable to Purchaser. The Earnest Money, unless earlier returned to Purchaser or unless delivered to Seller as herein provided, at Purchaser’s option, either shall be applied to the Purchase Price or returned to Purchaser at the Closing.

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3.   TITLE COMMITMENT; SURVEY

3.1   Title.   Purchaser has approved the Title Commitment that is attached to this Agreement as Exhibit “K”. The following matters shall be “Permitted Exceptions”, which may be taken as exceptions to the coverage under the Owners Policy:

(a)   all exceptions appearing in the Title Commitment except for those which will be released in connection with the approved plat;

(b)   those exceptions which will be created by or shown on the approved plat;

(c)   the Approved CC&R, and

(d)   any other matter that (i) is reasonably required in order for Seller to perform its obligations hereunder, (ii) does not materially interfere with the Purchaser’s intended use of the Property as a office/warehouse/distribution building, or (iii) does not create or constitute a material defect in marketable fee simple title to the Property.

Seller shall be obligated to eliminate at or prior to the Closing all mortgage liens, mechanic’s liens, judgment liens, absolute and/or collateral assignments and other similar encumbrances that are listed as exceptions to the title to the Property (excluding the lien of taxes and other items that are not yet due and payable); provided mechanics liens and judgment liens may exist provided they are resolved in accordance with Section 6.4(b) hereof. Seller shall, at or prior to Closing, satisfy all of the Requirements contained in Schedule B, Section I of the Title Commitment.

Exception Number 1 of Schedule B - Section II of the Title Commitment relating to discrepancies, conflicts or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey might show shall be deleted except for “shortages in area” with the premium for such deletion to be paid for by Purchaser, and Exception Number 7 of Schedule B - Section II of the Title Commitment relating to any lease, grant, exception or reservation of minerals or mineral rights on, and under the Property shall be deleted with the premium for such deletion to be paid for by Purchaser. Purchaser may obtain such additional endorsements to the Title Policy as Purchaser may desire, at Purchaser’s expense.

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3.2   Survey.   Seller has delivered the Survey to Purchaser. Purchaser shall have a period of 2 days from the Effective Date to review the state of Seller’s title to the Property (the “Title Review Period”). If the Survey or Title Commitment reflects or discloses any defect, exception or other matter that is unacceptable to Purchaser in its sole discretion (“Title Defects”), then, prior to the expiration of the Title Review Period, Purchaser may provide Seller with written notice of its objections. Seller may, in Seller’s sole and absolute discretion, either (i) agree to remove or cure the Title Defects or (ii) terminate the Contract by giving written termination notice to Purchaser. Notwithstanding anything to the contrary in this Agreement, to the extent that Purchaser fails to identify any Title Defects in a written notice to Seller prior to the expiration of the Title Review Period, all such Title Defects shall be deemed to be waived and accepted by Purchaser and shall be Permitted Exceptions (hereinafter defined). Those matters shown on the Survey, shown on any other Surveys approved by Purchaser during the construction of the Improvements and matters which, pursuant to Sections 3.1(d) and 6.2(b), do not require Purchaser’s approval, are herein called "Approved Survey Matters". Upon the expiration of the Title Review Period, Exhibit “A” to this Agreement shall be deemed automatically amended to include the legal description contained in the Survey. Notwithstanding anything to the contrary herein, if Purchaser fails to acquire the Property for any reason (other than a termination by Seller pursuant to this Section 3.2 or a termination due to any Title Defect), Purchaser shall pay for 50% of the cost of the Survey (which amount shall be deducted from the Earnest Money before it is refunded to Purchaser if Purchaser is entitled to receive the Earnest Money pursuant to the terms hereof, or if the Earnest Money has previously been refunded to Purchaser, Purchaser shall pay 50% of the cost of the Survey upon being presented with an invoice therefor), even though such payment obligation is not repeated in the provisions of this Agreement providing for the return of the Earnest Money. Notwithstanding anything to the contrary contained herein, Purchaser’s obligation under the immediately preceding sentence shall survive the termination of this Agreement. Seller shall pay 100% of the Survey and Title Commitment if this Agreement is terminated because of any Title Defect or by Seller under this Section.

3.3    Objections to Title.   If Purchaser shall object to any Title Defect contained in the Title Commitment and/or Survey on or before the expiration of the Title Review Period and Seller shall not have cured or agreed to cure such Title Defect within five (5) days following Seller’s receipt of Purchaser’s notice of such objection, then Purchaser may elect to either (a) terminate this Agreement, in which case the Earnest Money shall be repaid to Purchaser, or (b) waive such Title Defect and proceed to Closing in accordance with all the terms of this Agreement. Purchaser’s failure to give Seller written notice of waiver of any Title Defect within seven (7) days following Purchaser’s notice of such objection shall be deemed an election by Purchaser to terminate this Agreement.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1   Seller's Representations and Warranties.   Seller represents and warrants to Purchaser that all of the following representations and warranties are true and effective in all respects as of the Effective Date and shall be deemed remade on the Closing Date:

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(a)   Existence; Authority.   Seller is a duly organized and legally existing limited partnership under the laws of the State of its organization and is duly qualified to do business in the State of Mississippi. The execution and delivery of, and Seller's performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite action. The person executing this Agreement on behalf of Seller has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to laws applicable generally to creditor's rights. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound. Seller has the financial capacity to fulfill its obligations under this Agreement.

(b)   Litigation; No Consent.   There is no pending or, to the knowledge of Seller, threatened litigation or administrative proceedings which could adversely affect title to the Property or any part thereof or the ability of Seller to perform any of its obligations hereunder or the use of the Property by Purchaser as an office/warehouse/distribution building or otherwise affect the Property in any way. No consent or approval of any person or entity or of any Governmental Authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation and performance by Seller of the transactions contemplated hereby (other than in connection with the issue of the usual and customary consents and permits required for the development of the Property).

(c)   Title to Property.   Seller owns, or will acquire as provided in Section 16.23, and will own at Closing, good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions.

(d)   Notice of Liens.   Seller has not received written notice of, nor to Seller's knowledge, are there any facts or circumstances which would allow any Governmental Authority the right to file or impose, any liens or special assessments against any of the Property, except for inchoate liens securing the payment of ad valorem taxes which are not yet due and payable.

(e)   Agreements to Acquire or Possess the Property.   No person, firm, corporation or other entity has any right or option to acquire the Property or any part thereof, from Seller. Except as reflected within the Permitted Exceptions, Seller has not entered into any agreement with any person, firm, corporation or entity granting the right to possess the Property.

(f)    Defects; Violations; Proceedings.   Seller has not received any written notice from any insurance company, Governmental Authority or any other party of, nor to the knowledge of Seller are there (i) any defects in materials or workmanship of any Improvements on the Property, (ii) any material violations of any restrictive covenant or deed restriction affecting the Property or any building codes and/or zoning ordinances or other Governmental Requirements, or (iii) any pending or threatened condemnation proceedings. Nothing in this paragraph shall be deemed to limit the warranty as to the Improvements in Section 5.6 of this Agreement.

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(g)    Governmental Requirements.   At Closing, the Property will be in compliance with (i) all Permitted Exceptions and (ii) all Governmental Requirements pertaining to the design, zoning, land use, construction and development of the Required Improvements. To the best of Seller’s current actual knowledge, no changes in zoning are pending as to any of the Property.

(h)   Soil and Flood Issues.   The Property is not included in any area having special flood hazards, except as shown on the Survey. The Property complies, or will comply at Closing, with all Governmental Requirements regarding wetlands, drainage, or water or rainfall disposal of any kind. To Seller’s current actual knowledge, no part of the Property contains any sanitary or other fill from sources outside the Property and, to the best of Seller’s current actual knowledge, no part of the Property contains any other fill except normal grading needed for construction of the Improvements.

(i)    Utilities.   At Closing, all infrastructure for water, sanitary sewer, electric, natural gas, telephone, drainage facilities and all other utility infrastructure required for the use of the Property will be installed to the Property, will be connected with valid permits, will comply with all Governmental Requirements and, to the extent applicable, with the requirements of the Private Utility Providers, and subject to Force Majeure, will be operational.

(j)    Mechanic's Liens.   At Closing, there will not be any unpaid charges, debts, liabilities, claims or obligations of Seller arising from the construction, occupancy, ownership, use or operation of the Property which could give rise to any mechanics' or materialmen's or other statutory liens against any of the Property that will not be paid by Seller at the Closing except for any such liens that arise out of the acts or omissions of Purchaser or are allowed under Section 6.4(b) hereof.

(k)    Foreign Person.   Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

(l)    Governmental Action.   Seller has received no written notice nor has any knowledge of any change contemplated in any Governmental Requirements applicable to the Property or any judicial or administrative action applicable to the Property or any action by adjacent land owners affecting the Property, which has not been disclosed in writing to Purchaser by Seller.

(m)    Environmental.   Except as otherwise referenced in the Environmental Report and to Seller’s current actual knowledge, no part of the Property has been used as a land fill or for the use, generation, processing, storage or disposal of any hazardous or toxic materials, and, to Seller’s current actual knowledge, no part of the Property contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise present: (i) that are or contain polychlorinated biphenyls (PCB’s) or asbestos; (ii) that are hazardous substances or other regulated products as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iii) that are otherwise classified as hazardous or regulated substances or waste under any federal, state or local law or regulation or Governmental Requirements. As of the Closing Date, there will be no underground or above ground storage tanks on the Property nor, to the best of Seller’s current actual knowledge, have there ever been any such tanks on the Property.

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(n)    Performance.   Seller has no current actual knowledge of any fact or circumstance that would prevent it from performing its duties under this Agreement.

(o)   Litigation.   There are no claims, actions, suits, proceedings, audits, investigations, criminal proceedings or grievances (including worker’s compensation claims), at law or equity, before any court, tribunal, administrative agency, arbitrator or other governmental or regulatory authority or other forum pending against Seller or the Property or, to Seller’s current actual knowledge, threatened against Seller or the Property, which relate to the Property.

(p)   Condemnation.   Seller has not received written notice of any pending or threatened condemnation or similar proceeding affecting the Property, or any part thereof. No written notice has been received by Seller from any insurance company, court, administrative agency, arbitrator or other governmental or regulatory authority or any other party of, nor to Seller’s current actual knowledge, are there any facts or circumstances which would give rise to (i) any material condition, defect, or inadequacy affecting the Property that, if not corrected, would result in termination of insurance coverage or materially increase its cost, (ii) any violation of any restrictive covenant or deed restriction affecting the Property, (iii) any pending or threatened condemnation proceedings relating to the Property or any part thereof or (iv) any proceedings that would cause the change, redemption or other modification of the zoning classification or other legal requirements applicable to the Property.

(q)   Access/Dedications.   Except as expressly set forth on the Survey, the Property has, or will have as of the Closing Date, full and free access to and from public highways, streets or roads and Seller has no current actual knowledge of any pending or threatened governmental proceeding or any other fact or condition which would materially limit or result in the termination, with respect to the Property, of existing access to and from public highways, streets or roads. All roads necessary for the use of the Property for office/warehouse/distribution purposes have been completed, or will be completed as of the Closing Date, are physically open (or will be physically open as of the Closing Date) and dedicated (or will be dedicated as of the Closing Date) to public use and have been accepted pursuant to applicable laws. Except as expressly set forth on the Survey or recorded plats, all curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been (or will have been as of the Closing Date) obtained and paid for and are in full force and effect. Except as otherwise set forth in the Permitted Exceptions, no commitments or other undertakings, whether written or oral, express or implied, have been made to any governmental authority, utility company, school board, church or other religious body, or any property owners' association or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off any of the Properties.

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(r)   Rollback Taxes.   None of the Property is subject to any rollback taxes. To the extent any rollback taxes are imposed as a result of the transaction contemplated under this Agreement, Seller shall be solely responsible for such taxes.

(s)   CC&R.   All of the land depicted on the attached Exhibit “L” that has been sold by Seller or any Affiliate (defined in Section 16.25(c) below) of Seller is and/or will be subject to restrictive covenants that are substantially the same as the Approved CC&R. Seller covenants and agrees that for such period of time that it or any Affiliate shall own any of the land depicted on the attached Exhibit “L”, Seller and/or Seller’s Affiliate shall comply with the Approved CC&R. Notwithstanding anything to the contrary herein, if restrictive covenants that are substantially the same as the Approved CC&R are recorded on all or any part of the land identified on Exhibit “L”, then Seller’s and/or Seller’s Affiliate’s obligations under this Section 4.1(s) shall terminate with respect to the land on which such restrictive covenants are recorded.

(t)   Seller has no knowledge of the existence of any fact that, if stated, would render any of Seller’s representations or warranties untrue.

4.2   Knowledge Defined.   All references in this Agreement to the "knowledge" and terms of similar import shall mean a person's existing, current, actual state of mind with respect to the given fact, situation, or occurrence, including any information which such person may have obtained through any investigation such person has conducted in the ordinary course of its business, but does not require any special investigation for the purposes of making or verifying any warranty or representation in this Agreement made by or on behalf of such person. In the context of Seller's representations and warranties made herein, the term “knowledge” is expressly limited to the actual current (and not constructive) knowledge of the employees of Seller and Seller’s Affiliates (collectively, the “Knowledge Employees”), and any reference to Seller’s receipt of “notice” shall mean the actual receipt of notice by the Knowledge Employees; provided, however, that the Knowledge Employees shall not have any personal liability in connection with any representations or warranties of Seller. Anything in this paragraph to the contrary notwithstanding, “knowledge” shall include any information obtained by any person employed by Seller or Seller’s Affiliates that (i) is intentionally and wrongfully withheld from Purchaser and (ii) would render any of Seller’s representations or warranties false in any material respect. As used in this Section 4.2, “Seller’s Affiliates” means all entities which are controlled by Seller, control Seller, or are under common control with Seller.

4.3   Survival.   The representations and warranties in the above Section 4.1 shall survive the Closing for a period of 18 months following the date of the Closing.

4.4   Seller's Covenants.   Seller hereby covenants and agrees with Purchaser that, after the Effective Date through the Closing Date:

Desoto Trade Center - Eastgate

(a)   Service Contracts.   Seller shall not enter into any Service Contracts (except those which are terminable with or without cause on thirty (30) days notice without penalty) which would continue for a period subsequent to the Closing Date.

(b)   Completion of Improvements.

(1)   The Required Improvements will be substantially completed and installed using new and first class materials in accordance with the Preliminary Design Documents on or before the Required Completion Date:

(A)   in a good and workmanlike manner, in substantial accordance with the Final Construction Plans (excluding the Punchlist Items) and General Construction Contract,

(B)   in accordance with all Governmental Requirements (including, but not limited to, building, handicapped, employee safety, and other laws, rules, regulations and codes),

(C)   in accordance with the requirements of the Private Utility Providers, and

(D)   in accordance with the requirements of any Permitted Exceptions, including the Approved CCR.

(2)   Seller shall notify Purchaser in writing when the Required Improvements have been so completed and shall deliver to Purchaser (the “Evidence of Completion”)

(A)
a certificate of the design architect certifying the substantial completion of the Required Improvements in compliance with the Final Construction Plans and with applicable laws in the form of certification attached hereto as Exhibit “G”, and

(B)	a Temporary CO (to be followed by the Final CO as provided in this Agreement).

(c)   Zoning of the Property.   Without the prior written consent of Purchaser, Seller will not initiate or permit any zoning reclassification of the Property or seek any variance under existing zoning ordinances applicable to the Property to use or permit the use of the Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Governmental Requirements.

(d)   Condemnation; Injury; Damages.   Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings, as provided in Section 12.2 below.

(e)   Litigation.   Seller will advise Purchaser promptly of any material litigation, arbitration or administrative proceeding or change in Governmental Requirements concerning or affecting the Property or the ownership and/or operation thereof of which Seller has knowledge or written notice.

Desoto Trade Center - Eastgate

(f)   Liens.   Except for liens which (i) Seller shall be obligated to release at or prior to Closing, (ii) are created by, through or under Purchaser and (iii) have been resolved in accordance with Section 6.4 hereof, Seller shall not grant, consent or permit the filing of any lien or encumbrance against the Property or any portion thereof subsequent to the Effective Date.

(g)   As of the Closing Date, (i) the Temporary CO will be valid and in full force and effect and no violations shall exist with respect to such Temporary CO and (ii) the Property will be in compliance with all applicable federal, state and municipal laws, rules, regulations and ordinances, applicable restrictions, zoning ordinances, building codes and regulations, building lines and easements, including, without limitation, federal and state environmental protection law and the Americans with Disabilities Act of 1990, all state and local laws or ordinances related to handicapped access, and any statute, rule, regulation, ordinance, or order of governmental bodies or regulatory agencies, or any order or decree of any court adopted or enacted with respect thereto.

(h)   On or before the Closing Date, Seller shall provide to purchaser an update to the Environmental Report, which updated Environmental Report shall not create any exception to the representations and warranties made by Seller in Section 4.1(m).

(i)   Insurance.   Seller shall maintain (and/or shall require the General Contractor to maintain) the following insurance:

(i) “all risk” property insurance, with limits not less than 100% of replacement cost, on all of the Improvements located at the Property;

 (ii)   commercial general liability insurance to protect against any bodily injury, death, or property damage resulting from any use of or accident occurring in or on the Property, with combined single limit coverage of $3,000,000 and $5,000,000 aggregate. Purchaser shall be named as an additional insured under this policy.

(iii)   all insurance required by the Construction Contract for subcontractors and/or the General Contractor, including builders risk and workers compensation coverage. Purchaser shall be named as an additional insured on all policies except the workers compensation policy.

(j)   Evidence of Insurance.   Seller shall deliver to Purchaser copies of certificates evidencing such insurance and shall deliver renewal certificates within thirty (30) days of the renewal of the policies required hereunder. All certificates shall contain a thirty (30) day notice of cancellation clause.

4.5   Purchaser's Representations and Warranties.   Purchaser represents, warrants and covenants to Seller as follows:

Desoto Trade Center - Eastgate

(a)   Authority.   Purchaser is duly a organized and legally existing limited partnership under the laws of the state of Texas and is duly qualified to do business in the State of Mississippi. The execution and delivery of, and the performance by Purchaser, of this Agreement is within Purchaser’s powers and has been duly authorized by all requisite action. The person or persons executing this Agreement on behalf of Purchaser has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws applicable generally to creditor's rights. Performance of this Agreement will not result in any breach of, or constitute any default under, any agreement or other instrument to which Purchaser is a party. Purchaser has the financial capacity to fulfill it obligations under this Agreement.

(b)   No Violation; Consent.   The execution and delivery by Purchaser of, consummation of transactions provided for in, and compliance by Purchaser with all of the provisions of this Agreement (i) will not violate the organizational documents of Purchaser and (ii) do not require any approval or consent of any parties for Purchaser.

(c)   Environmental.   Purchaser has received from Seller the Environmental Report for the Property.

4.6   Purchaser Covenants.   Purchaser hereby covenants and agrees with Seller that, after the Effective Date through the Closing Date:

(a)   Diligent Efforts.   Purchaser will use diligent efforts to satisfy those Purchaser conditions to Closing set forth in Section 6.3.

(b)   Insurance.   Purchaser shall maintain the following insurance:

(i) “all risk” property insurance, with limits not less than 100% of replacement cost, on its furniture, fixtures, equipment, and other of Purchaser's tangible property located at the Property;

(ii) commercial general liability insurance to protect against any bodily injury, death, or property damage resulting from any use of or accident occurring in or on the Property, with combined single limit coverage of $3,000,000 and $5,000,000 aggregate. Seller shall be named as an additional insured under this policy.

(iii) for all contractors employed by Purchaser in connection with the installation of Installed Equipment, insurance in at least the amounts required by the Construction Contract for subcontractors of the General Contractor. Seller and General Contractor shall be named as an additional insured under this policy.

(c)   Evidence of Insurance.   Purchaser shall deliver to Seller copies of certificates evidencing such insurance prior to Purchaser's occupancy of the Property or Purchaser’s contractor’s entry into the Property and shall deliver renewal certificates within thirty (30) days of the renewal of the policies required hereunder. All certificates shall contain a thirty (30) day notice of cancellation clause.

Desoto Trade Center - Eastgate

(d)   Improvements.   Purchaser acknowledges and agrees that, notwithstanding any term to the contrary in this Agreement, Purchaser shall have no right, title or interest (including, without limitation, any equitable right, title or interest) in or to the Improvements unless and until the Closing occurs as provided under this Agreement. Notwithstanding the preceding sentence, Purchaser shall have a right to remove Installed Equipment at any time during the pendency of this Agreement unless Purchaser is in default hereunder, in which event the Installed Equipment shall be treated in the manner described in Section 11.3.

4.7   Mutual Waiver of Subrogation.   Seller and Purchaser and all parties claiming under, by, or through them hereby waive any and all right of recovery, claim, action or cause of action against the other and against the General Contractor, all subcontractors and all sub-subcontractors, and each of their respective principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Seller or Purchaser or any party claiming by, through or under them with respect to their respective personal property, the Property or the Improvements or any additions or improvements thereto, or any contents therein, by reason of fire, the elements or any other cause or casualty, regardless of cause or origin, including the negligence of any of the foregoing parties, or their respective principals, beneficiaries, partners, officers, directors, agents and employees if such loss or damage is covered by property insurance (or would have been covered had the insurance required by this Agreement been carried) (regardless of whether the limits of the applicable policies are sufficient to cover the losses in question). Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Seller and Purchaser each agree to give each insurance company which has issued, or in the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damages shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. Seller and Purchaser shall indemnify the other against any loss or expense, including but not limited to reasonable attorney’s fees, resulting from the failure to obtain such insurance subrogation waiver. Provided, however, that nothing in this Section shall have the effect of releasing Seller, Purchaser, or the General Contractor from any representation or warranty made in this Agreement or in the Construction Contract.

5.   CONSTRUCTION AND CHANGE ORDERS

5.1   Construction Documents.   Seller and Purchaser hereby acknowledge their respective approval of the Preliminary Design Documents. Seller agrees to cause the preparation of Final Construction Plans that are consistent with the Preliminary Design Documents within 60 days after the Effective Date. To the extent that the Final Construction Plans materially and substantially deviate from the Preliminary Design Documents, Seller shall be required to obtain Purchaser’s prior written consent before allowing such material and substantial deviations to be constructed.

Desoto Trade Center - Eastgate

5.2   Approval of Construction Contract.   Seller shall deliver to Purchaser a true and complete copy of  the General Construction Contract prior to the final execution thereof by Seller and General Contractor (with, if Seller desires, the economic terms therein redacted), which General Construction Contract shall be subject to Purchaser’s approval, which shall not be unreasonably withheld or delayed. If Purchaser shall not have given notice of disapproval of the General Construction Contract within five (5) business days following Purchaser’s receipt of such copy, then Purchaser shall be deemed to have approved said General Construction Contract.

5.3   Change Orders.

(a)   Change Orders Requiring Purchaser Approval.   From and after the Effective Date, (i) all changes in the Preliminary Design Documents, in the Final Construction Plans, or resulting in a delay of the Required Completion Date, (ii) change orders under the General Construction Contract, and/or (iii) selection and changes of materials (including matters such as building materials, roof color, building colors, and project colors) (collectively, the “Changes”) shall require the prior written approval of Purchaser (such approval not to be unreasonably withheld or delayed) (the Changes, when approved, being “Change Orders”).

(b)   Change Order Review Procedure.

(i)   From time to time, (A) Purchaser may propose a Change which issues additional instructions, requires additional work or directs the omission of work previously ordered or (B) either party may identify and request a change required by a Governmental Authority (any request for a change pursuant to this Section 5.2 is herein called a “Change Order Request”). The Change Order Request shall be issued by the design architect on behalf of Seller, or by either the Purchaser’s Construction Representative on behalf of Purchaser as the case may be, and shall set forth in reasonable detail, the nature of the requested change provided no work shall proceed under a Change Order Request and all ongoing work shall continue.

(ii)   On receipt of a Change Order Request from Purchaser, Seller shall promptly obtain from General Contractor and furnish to Purchaser proposed revisions to the Final Construction Plans, if such is required by the requested Change, statements setting forth in reasonable detail the General Contractor’s bid for the Adjusted Costs attributable to the Changes set forth in the Change Order Request and a proposed adjustment, if necessary, to the Required Completion Date which is a result of the Change Order Request. The General Contractor’s bid for the Change Order Request shall confirm the cost that was included in the original Construction Contract price for the category or categories of work affected by the Change Order Request.

Desoto Trade Center - Eastgate

(iii)   Purchaser shall accept or reject the General Contractor’s response to the Change Order Request within three (3) business days of its receipt thereof. After three (3) business days, the Change Order Request shall be deemed rejected unless accepted by Purchaser. Notwithstanding the foregoing, Change Order Requests by Seller that are required by a Governmental Authority or Force Majeure event shall be at Purchaser’s sole cost and expense and shall be deemed accepted after three (3) business days and may not be rejected by Purchaser; provided, however, that any such Change Order Request resulting from the failure of Seller or General Contractor to comply with existing Governmental Requirements shall be at Seller’s sole cost and expense. For all Change Orders Requests, Purchaser may extend the review period described above in order to conduct value engineering for the proposed Change, provided Seller may, in its reasonable discretion, cease all construction that may be affected by the Change Order Request. If the cessation of construction that may be affected by the Change Order Request will prevent Seller from completing the Required Improvements by the Required Completion Date, then the Required Completion Date shall be extended by one day for each day of delay created by Purchaser’s failure to approve or reject the Change Order Request after said three (3) business day period.

(iv)   If Purchaser approves the estimate in writing, the Change Order Request and such estimate shall constitute the Change Order (a “Purchaser Change Order”) and the Final Construction Plans, and, if required, the Required Completion Date shall be adjusted accordingly.

(v)   If Seller desires to make a Change it shall submit a Change Order Request to Purchaser, together with such supporting documentation as the Purchaser’s Construction Representative may reasonably require and Seller’s recommended action with respect to same. Purchaser shall endeavor in good faith to respond within three (3) business days after the submission of the Change Order Request, but Purchaser's failure to respond within such three (3) business day period shall not be construed as consent to any Change requiring Purchaser's approval pursuant to subsection (a) above.

(c)   Information to be provided to Purchaser.   During the course of construction of the Improvements, Seller shall provide, and shall cause the General Contractor and Design Architect to provide, the Purchaser’s Construction Representative access to the Property and such information concerning the progress of construction that may be reasonably requested by them, including copies of all Change Orders, and monthly status reports from Seller regarding the status of the construction of the improvements. Purchaser shall be entitled to receive copies of all pricing information Seller receives from its General Contractor for Change Orders and for all pricing of improvements which were described in the Preliminary Design Documents.

5.4   Notices for Submissions and Construction Approvals.   Notwithstanding anything to the contrary herein, all submissions and responses by and between Seller and Purchaser under Section 5.2 and all notices thereunder relating to requests for approval (including disapprovals) shall, if sent on behalf of Seller, be valid if delivered to Purchaser’s Construction Representative only, or, if sent on behalf of Purchaser, be valid if delivered to Seller’s Construction Representative only, in either case by hand delivery or via a national overnight air courier service to the addresses given in Section 15 hereafter for the aforementioned individuals. The notices shall, when sent by Seller, contain a Seller Notice. Such notices shall be effective when received. Any such notices that also relate to the possible failure of a party to comply with the terms of this Agreement shall also be given in accordance with Section 15 of this Agreement.

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5.5   Purchaser’s Installation of Equipment.

(a)   Installed Equipment.   As early as is reasonably practical in Seller's reasonable discretion (but in no event later than 30 days prior to the Closing Date) and upon the terms and conditions set forth in this Section 5.5, Seller shall allow Purchaser, during normal business hours, to install racks, conveyor equipment, security systems and other personal property that are necessary for Purchaser's intended use of the Improvements after the Closing Date (the "Installed Equipment").. Prior to the commencement of the installation of the Installed Equipment, Purchaser (a) will obtain all permits or approvals required by any Governmental Authority for the installation of such Installed Equipment and (b) insurance certificates and appropriate waivers of subrogation shall be provided to Seller as provided in Section 4.5(b) hereof. Purchaser acknowledges that the exact installation schedule for the Installed Equipment will have to be determined by Seller and Purchaser as construction progresses, and Purchaser and Seller agree to work together to determine an appropriate schedule for the installation. Without limitation, Purchaser shall provide to Seller a detailed description of the desired installation activities and timing, which schedule and activities shall be subject to the reasonable approval of Seller and General Contractor so as to give Seller and General Contractor the ability to impose reasonable requirements to protect the timing of the completion of the Improvements and to appropriately provide for the safety and cooperation of the General Contractor’s and Purchaser’s contractors and mechanics. Purchaser shall install the Installed Equipment in a manner that will not impede or delay the anticipated completion of the Required Improvements by the Required Completion Date and the security systems must not interfere with construction activity. Any delay attributable to the installation of the Installed Equipment by Purchaser shall result in the addition of one day to the Required Completion Date for each day of delay caused solely by Purchaser and not by Seller or General Contractor. If applicable, Purchaser shall be responsible for the removal of the Installed Equipment in the event of any casualty or condemnation affecting the Property unless Purchaser elects not to remove the same in which case Seller shall take ownership thereof and the provisions in Section 11.3 of this Agreement relating to the transfer to Seller of Abandoned Installed Equipment shall apply.

(b)   Access.   For purposes of the installation and, if applicable, removal of the Installed Equipment contemplated by this Section 5.4, Seller shall give those persons performing such work reasonable access to the Property, which access shall not unreasonably interfere with the contractors. The obligations of Purchaser contained in this Section 5.4 shall survive the Closing or the earlier termination of this Agreement. The right of access to the Property granted in this Section 5.4 shall in no way be construed as giving Purchaser possession of or any legal or equitable title to the Property prior to the Closing. The installation of the Installed Equipment shall in no way be construed as giving Seller possession of or any legal or equitable title to the Installed Equipment. Purchaser will not permit any materialman's or mechanic's lien to be placed upon the Property as a result of any work performed, materials furnished or obligation incurred by or at the request of Purchaser. In the event any such lien is filed, Purchaser will promptly pay or bond against same. If Purchaser fails to pay or provide a bond within twenty (20) days after receipt of written notice thereof from Seller to Purchaser, the Seller shall have the right, at Seller’s option, of satisfying the same or any portion thereof, without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest at the Stated Rate from the date Seller satisfied such lien, shall be immediately paid to Seller by Purchaser.

Desoto Trade Center - Eastgate

(c)   PURCHASER’S INDEMNITY. EXCEPT TO THE EXTENT ANY DAMAGES, ACTIONS, LIABILITIES AND EXPENSES ARE COVERED BY PROPERTY INSURANCE REQUIRED TO BE MAINTAINED BY EITHER PARTY HEREUNDER, PURCHASER WILL INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AFFILIATES AND SUBSIDIARIES, AND ITS EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, DAMAGES, LIABILITY AND EXPENSE IN CONNECTION WITH BODILY INJURY, DEATH, AND DAMAGES TO PROPERTY ARISING FROM OR OUT OF THE USE AND OCCUPANCY BY THE PURCHASER OF THE PROPERTY OR ANY PART THEREOF PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, ANY AND ALL LIENS, LOSS, COSTS AND EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, RELATING TO THE INSTALLATION AND, IF APPLICABLE, REMOVAL OF THE INSTALLED EQUIPMENT AND FOR PHYSICAL DAMAGE TO PROPERTY OR BODILY INJURY TO PERSONS CAUSED BY PURCHASER'S INSPECTION, TESTING, AND/OR INVESTIGATION OF THE PROPERTY PRIOR TO THE CLOSING DATE.

SELLER’S INDEMNITY. EXCEPT TO THE EXTENT ANY DAMAGES, ACTIONS, LIABILITIES AND EXPENSES ARE COVERED BY PROPERTY INSURANCE REQUIRED TO BE MAINTAINED BY EITHER PARTY HEREUNDER, SELLER WILL INDEMNIFY, DEFEND AND HOLD PURCHASER AND ITS AFFILIATES AND SUBSIDIARIES, AND ITS EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, DAMAGES, LIABILITY AND EXPENSE IN CONNECTION WITH BODILY INJURY, DEATH, AND DAMAGES TO PROPERTY ARISING FROM OR OUT OF THE USE AND OCCUPANCY BY THE SELLER OF THE PROPERTY OR ANY PART THEREOF PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, ANY AND ALL LIENS, LOSS, COSTS AND EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, RELATING TO THE INSTALLATION AND CONSTRUCTION OF THE IMPROVEMENTS AND FOR PHYSICAL DAMAGE TO PROPERTY OR BODILY INJURY TO PERSONS CAUSED BY SELLER'S CONSTRUCTION, INSPECTION, TESTING, AND/OR INVESTIGATION OF THE PROPERTY PRIOR TO THE CLOSING DATE.

Desoto Trade Center - Eastgate

5.6   Construction Warranty.   Seller agrees that if a defect in materials or workmanship in the construction of the Improvements resulting from defective workmanship and/or materials (“Defect”) is discovered by Purchaser on or prior to the first anniversary of the Closing Date (“First Anniversary”), Purchaser shall give Seller written notice thereof (“Defect Notice”) on or prior to the First Anniversary (time being of the essence with respect thereto). If Seller receives a Defect Notice prior to the First Anniversary, Seller shall, at its sole expense, cause such Defect to be repaired or remedied as soon as reasonably practical. Notwithstanding the foregoing, nothing contained in this Paragraph 5.5 shall: (i) require Seller to repair or remedy any Defect to the extent such repair or remediation is necessitated primarily by the negligent or wrongful acts or omissions of, or misuse of the item requiring such repair or remediation by, Purchaser or its employees, agents, contractors or invitees; (ii) require Seller to repair or remedy any Defect if the coverage afforded by any warranty or maintenance/service contract relating to the item in question has been impaired or invalidated primarily by Purchaser or its employees, agents, contractors or invitees; or (iii) require Seller to repair or remedy any Defect for which a Defect Notice is not received by Seller on or prior to the First Anniversary.

5.7   Force Majeure.   Notwithstanding any provision (except Section 11.1 below) providing otherwise in this Agreement, Seller shall not be held responsible for delays in the performance of its obligations hereunder when caused by Purchaser’s action or inaction, material shortages, governmental action or inaction, weather, acts of God, labor disputes or other causes beyond the reasonable control of Seller (collectively, “Force Majeure”).

6.   CLOSING AND CLOSING CONDITIONS

6.1   Closing.   The closing of the transaction contemplated herein shall be held on (i) the date which is five (5) business days after the Closing Conditions Satisfaction Date, or (ii) if Seller has failed to satisfy any of the conditions or obligations of Seller as set forth in this Section 6.1 of this Agreement, and Purchaser has elected to close as set forth in Section 11.1 of this Agreement, then such other date as Purchaser may designate (such date, herein called the “Closing Date” or the “Closing”). The Closing shall be held at the offices of the Title Company in Memphis, Tennessee (which agrees to perform the services of escrow agent for such Closing), or at such other location as may be acceptable to Seller and Purchaser.

(a)   Seller Closing Obligations.   At Closing, Seller shall deliver for the benefit of Purchaser the following items (except (vi) shall be delivered in due course after closing), each duly executed and acknowledged where required:

Desoto Trade Center - Eastgate

(i)   a Special Warranty Deed in the form of Exhibit “H” attached hereto, dated as of the Closing Date, conveying the Land and the Improvements to Purchaser, subject only to the Permitted Exceptions;

(ii)   a Bill of Sale and Blanket Assignment (the “Bill of Sale”) in the form of Exhibit “I” attached hereto conveying and assigning to Purchaser the property (including the warranties by contractors, suppliers and/or manufacturers as to any part of the Improvements) described therein, subject only to the Permitted Exceptions;

(iii)   evidence acceptable to the Title Company, authorizing the consummation by Seller of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller;

(iv)   an executed certificate with respect to Seller's non-foreign status in the form attached hereto as Exhibit “J”;

(v)   an executed copy of Internal Revenue Service Form 1099 as required by the Tax Reform Act of 1986, and all regulations applicable thereto;

(vi)   the Owner's Policy in due order promptly after the Closing.

(b)   Purchaser Closing Obligations.   At the Closing, Purchaser, or its permitted assignee, shall do the following:

(i)   deposit with the Title Company the Purchase Price (less the Earnest Money, a portion of which may be required to fund the Punchlist Escrow, as defined below in Section 6.4) and all other Closing Costs required to be paid by Purchaser, adjusted as provided herein, by wire transfer in immediately available funds to a bank account designated by the Title Company;

(ii)   provide evidence acceptable to the Title Company, authorizing the consummation by Purchaser of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser; and

(iii)   execute an original of the Bill of Sale.

(c)   Further Assurances.   At the Closing, Seller and Purchaser shall execute and deliver such other instruments and documents as may be reasonably necessary in order to complete the Closing of the transactions contemplated hereunder, the form and content of which shall be reasonably acceptable to the Title Company.

(d)   Delivery of Closing Documents.   Seller and Purchaser acknowledge and agree to use commercially reasonable efforts to execute and deliver to the Title Company to hold in escrow all documents required to be delivered at the Closing pursuant to this Section 6.1 at least two (2) business days prior to the Closing Date.

Desoto Trade Center - Eastgate

(e)   Delivery of Possession.   At Closing, Seller shall deliver possession of the Property to Purchaser subject only to the Permitted Exceptions; shall provide Purchaser with all keys to the Property; and shall deliver or cause to be delivered to Purchaser all material books, records and documents pertaining to the construction of the Improvements (including, without limitation, copies of all plans and specifications). All such documents that are located at the Property may be delivered with the Property. Seller shall make any other such documents available to Purchaser at a mutually convenient time and place, and Seller may retain additional copies of such items as it deems necessary or convenient.

6.2   Closing Conditions For Purchaser's Benefit.   The obligations of Purchaser to consummate the transaction contemplated hereby are subject to the following preconditions to Closing:

(a)   Absence of Judicial Action.   The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach or impose a lien on any of the Property, provided that any such proceeding or action contemplated by this Section 6.2(a) shall not be deemed to include any proceeding or action brought by, through or under Purchaser.

(b)   Absence of Changes.   No commercially unreasonable change shall have occurred that negatively affects the use or value of the Property without Purchaser's written approval or consent (except as otherwise permitted or provided for herein), in (i) the state of title matters disclosed in the Title Commitment and the Survey or (ii) in the state of the environmental condition as disclosed in the Environmental Report inspected by Purchaser unless such change to the matters described in the above subsections (i) and (ii) do not have a material adverse effect on the operation or condition (financial or otherwise) of the Property;

(c)   Closing Due Diligence Items.   Purchaser shall have received and approved the following “Closing Due Diligence Items” prior to the Closing, which approval shall not be unreasonably withheld or delayed:

(i)   Title Assurance.   At the Closing, Seller shall cause the Title Company at Seller and Purchaser's expense to furnish Purchaser with a UCC Search Report on Seller certified by the Secretary of State of the state in which the Property is located and the state in which Seller is organized indicating that, as of the Closing Date, there are no filings against any of the Personal Property.

(ii)   Updated Title and Survey.   Seller shall furnish Purchaser with an updated, as-built, Survey prior to Closing. If any exceptions (other than Permitted Exceptions, Approved Survey Matters and updates approved pursuant to Section 5.5) appear in any updated Title Commitment or on any updated Survey that are unacceptable to Purchaser in Purchaser's reasonable discretion, Purchaser shall notify Seller of such fact in writing within five (5) business days after Purchaser's receipt of the updated Title Commitment and/or updated Survey and copies of all recorded instruments (other than Permitted Exceptions) affecting title to the Property. Seller shall eliminate or modify any such objectionable exceptions or arrange for elimination or a commercially reasonable resolution of same at Closing to Purchaser's reasonable satisfaction (“Exception Satisfaction”) at least five (5) business days prior to Closing; provided, however, Purchaser shall have no right to object to and Seller shall have no obligation to eliminate or modify any exception that is either (i) reasonably required in order for Seller to perform its obligations hereunder or (ii) does not materially interfere with the use or value of the Property as a office/warehouse/distribution building or create or constitute a material defect in marketable fee simple title to the Property;

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(iii)   Evidence of Completion;

(iv)   Temporary CO (to be followed after Closing by the Final CO as provided in this Agreement); and

(v)   Copies of (A) the General Construction Contract and all modifications, amendments and material correspondence relating thereto with the economic terms therein redacted, (B) all Change Orders (C) a list of all subcontractors used in connection with the construction of the Required Improvements, (D) all Service Contracts, (E) all notices received by Seller from Governmental Authorities relating to the Property and (F) all plans and specifications as to the Property.

(d)   Representations and Warranties. All representations and warranties made by Seller in this Agreement shall at the time of Closing be true and effective in all respects.

(e)   Covenants of Seller.   On the Closing Date, all of the covenants and agreements in this Agreement (except the Punchlist Items) on the part of Seller to be complied with or performed on or before the Closing Date, shall have been fully complied with and performed in all material respects, and there shall exist no material default or material breach by Seller under this Agreement.

In the event that any of the above conditions are not satisfied or (waived in writing by Purchaser) prior to the Closing, Purchaser may terminate this Agreement by delivery of a written termination notice to Seller on or before the Closing Date, which termination shall become effective if Seller has not satisfied the condition specified in the written termination notice within 10 days after Seller’s receipt of such written termination notice. In the event of such termination, the Earnest Money and any undistributed accrued interest shall be returned to Purchaser free of any claim by Seller, and neither party thereafter shall have any further rights or obligations to each other under this Agreement. Notwithstanding anything to the contrary herein, if any of the above conditions are not satisfied as a result of Purchaser’s action(s) or omission(s), then any such unsatisfied condition shall be deemed automatically waived by Purchaser, and Purchaser shall proceed to Closing as provided herein. Notwithstanding anything to the contrary in this Agreement, if any representation or warranty of Seller is, as of the Closing Date, untrue only in an immaterial respect, then Purchaser shall not have any right to terminate the Agreement and Purchaser’s sole and exclusive remedy shall be to pursue relief as provided in Section 11.1(d).

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6.3   [Intentionally deleted.]

6.4   Escrows.

(a)   Punchlist Escrow.   An amount equal to the greater of (i) $100,000 and (ii) 200% of the cost of correcting any Punchlist Items set forth in a Punchlist provided to Seller before the Closing as reasonably estimated by the General Contractor shall be escrowed with the Title Company pursuant to an escrow agreement in the form of the attached Exhibit “E” (the “Punchlist Escrow”) until Seller delivers the items set forth below to Purchaser, whereupon the funds in the Punchlist Escrow, together with any interest thereon, shall be paid to Seller:

(i)   Final CO, provided this requirement shall be deemed waived if the delay in the issuance of the Final CO is due to items within Purchaser’s control and there are no remaining unfulfilled conditions to the issuance of the Final CO which are in Seller’s control; and

(ii)   Evidence of completion of all Punchlist Items in substantial conformance to the Final Construction Plans as reasonably determined by the Design Architect and Purchaser’s Construction Representative; and

(iii)   Evidence of payment of all amounts due to the General Contractor under the terms of the General Construction Contract.

If Seller shall have failed to complete all Punchlist Items to Purchaser’s reasonable satisfaction within seventy-five (75) days following Closing, then Purchaser may elect to have such unfinished Punchlist Items completed by competitive licensed contractors of Purchaser’s reasonable choice, who shall be paid from the Punchlist Escrow to the extent funds are available from the Punchlist Escrow and otherwise by Seller.

(b)   Mechanic Lien Escrow.   In addition to the Punchlist Escrow, an additional portion of the Purchase Price shall be held by the Title Company (the “Lien Escrow”) until Seller delivers to Purchaser final unconditional lien waivers from the General Contractor and any other party which has a lien filed against the Property on the day of Closing. The amount funded into the Lien Escrow shall be the greater of (i) 150% of the amount due to the General Contractor as of the Closing Date, taking into account the net cost of all Change Orders plus the amount of all mechanics or judgment liens filed against the Property on the Closing Date, or (ii) the amount required by the Title Company so that the Title Policy can be issued without exception for possible mechanic’s and judgment liens relating to the Property. Any interest earned on the Lien Escrow shall belong to Seller. The Lien Escrow shall be documented by an escrow agreement in substantially the same form as Exhibit “F” with the addition of commercially reasonable terms regarding the payment by the Title Company of draw requests made by the General Contractor and approved solely by the Seller with no notice required to the Purchaser. The funds in the Lien Escrow shall be paid to Seller upon satisfaction of the conditions in this Section 6.4(b). Purchaser acknowledges that the Lien Escrow is for the sole benefit of the Title Company so that the Owner’s Policy may be issued without exception as to mechanics or judgment liens, and Purchaser’s approval shall not be required for any matter in connection with the Lien Escrow.

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7.   PRORATIONS AND CLOSING COSTS

7.1   Taxes.   Any real estate taxes that are not yet due and payable for the current year with respect to the Property shall be prorated and Purchaser shall receive a credit against the Purchase Price.

7.2   [Intentionally Deleted].

7.3   Adjustments; Reproration.   After receipt of final tax bill and bills for Operating Costs, Purchaser shall prepare and present to Seller a calculation of the reproration of such items, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within 30 days after presentment to Seller of Purchaser's calculation. This provision shall survive the Closing.

7.4   Closing Costs.

(a)   Shared Closing Costs.   Seller and Purchaser shall equally share

(i)   the premium for the Owner’s Policy (excluding the cost of the survey exception modification which shall be paid for by Purchaser).

(ii)   any title company costs and expenses in connection with the examination of title to the Property;

(iii)   all recording costs and recording fees for the Special Warranty Deed; and

(iv)   any escrow fees and other customary charges of the Title Company.

(b)   Other Closing Costs.   Seller shall be responsible for (i) any real estate or personal property taxes, assessments, penalties and interests that are past due and payable as of the Closing Date to the extent that same do not relate to any period on or after the Closing Date, (ii) utility fees and charges for the Property for the period of time prior to and on the Closing Date and (iii) brokerage commissions payable to Sonny Brown Associates, LLC pursuant to separate written commission agreement. Other costs, charges and expenses shall be paid as provided in this Agreement, or in the absence of such provision, in accordance with local law or customs. Each party shall pay its own attorney’s fees.

8.   INTENTIONALLY DELETED.

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9.   COMMISSIONS

9.1   Seller's Indemnity.   SELLER SHALL INDEMNIFY PURCHASER AND HOLD AND DEFEND PURCHASER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, DEMANDS, COSTS AND EXPENSES (INCLUDING ACTUAL, REASONABLE ATTORNEYS' FEES AT OR BEFORE THE TRIAL LEVEL AND ANY APPELLATE PROCEEDINGS) ARISING OUT OF ANY CLAIM MADE BY ANY REALTOR, BROKER, FINDER, OR ANY OTHER INTERMEDIARY WHO CLAIMS TO HAVE BEEN ENGAGED, CONTRACTED OR UTILIZED BY SELLER IN CONNECTION WITH THE TRANSACTION WHICH IS THE SUBJECT MATTER OF THIS AGREEMENT. THIS INDEMNIFICATION SHALL SURVIVE THE CLOSING.

9.2   Purchaser's Indemnity.   PURCHASER SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND SELLER FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, DEMANDS, COSTS AND EXPENSES (INCLUDING ACTUAL, REASONABLE ATTORNEYS' FEES AT OR BEFORE THE TRIAL LEVEL AND ANY APPELLATE PROCEEDINGS) ARISING OUT OF ANY CLAIM MADE BY ANY REALTOR, BROKER, FINDER OR ANY OTHER INTERMEDIARY WHO CLAIMS TO HAVE BEEN ENGAGED, CONTRACTED OR UTILIZED BY PURCHASER IN CONNECTION WITH THE TRANSACTION WHICH IS THE SUBJECT MATTER OF THIS AGREEMENT; PROVIDED HOWEVER, THIS INDEMNITY DOES NOT INCLUDE CLAIMS MADE BY SONNY BROWN ASSOCIATES, LLC. THIS INDEMNIFICATION SHALL SURVIVE THE CLOSING.

10.   FURTHER INSTRUMENTS

10.1   Further Instruments.   Seller will, whenever reasonably requested by Purchaser; and Purchaser will, whenever reasonably requested by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the terms and provisions of this Agreement.

11.   REMEDIES

11.1   Seller's Default.

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(a)   Notice of Default.   Notwithstanding anything in this Agreement to the contrary, Purchaser will, prior to the exercise of any remedies contained in this Agreement, give Seller written notice (“Purchaser's Default Notice”) detailing with reasonable specificity the nature of such default. Purchaser shall endeavor to provide Purchaser’s Default Notice as soon as reasonably practicable upon Purchaser becoming aware of the extent and consequences of Seller’s default. Notwithstanding the foregoing, under no circumstances shall any delay by Purchaser in providing Purchaser’s Default Notice be construed as a waiver or implied waiver by Purchaser of its remedies under this Agreement. Until the date which is four (4) business days after receipt of Purchaser's Default Notice, Seller may, at its option, elect to waive the option to cure the default; provided, however, Seller's failure to give Purchaser written notice of its election within this time period shall be deemed an election by Seller to cure the default. If Seller waives its right to cure the default, Purchaser shall thereafter be entitled to exercise the remedies in accordance with the terms of this Section 11.1. If Seller elects or is deemed to have elected to cure the default specified in Purchaser's Default Notice, Seller shall commence to cure such default within two (2) business days from the date of such election and diligently pursue such cure to completion (“Seller's Cure Period”); provided, however, (i)  Seller’s Cure Period shall end if Seller fails to diligently pursue such cure to completion and (ii) if Seller fails to cure such default within Seller's Cure Period, Purchaser may exercise its remedies in accordance with the terms of Section 11.1 hereof. In no event shall Seller’s Cure Period exceed five (5) days for a default which can be cured solely by the payment of money or sixty (60) days for any other default.

(b)   Specific Performance.   If prior to or at the Closing, Seller defaults hereunder or shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller as of the Closing Date, and Seller’s Cure Period has expired, then Purchaser may, at its option and as its sole and exclusive remedy, seek specific performance of such part or parts of the default which can be remedied by specific performance, and/or, as to such part or parts of the default for which specific performance is not a sufficient remedy, then Purchaser may sue Seller for the actual damages which it incurs. If Purchaser obtains any such specific performance, Purchaser may recover all costs and expenses incurred in connection with such enforcement, including reasonable attorney’s fees.

(c)   Termination Default.   If the Closing Date has not occurred on or before the date that is 180 days after the Unadjusted Required Completion Date, then Purchaser shall have a right to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except those that expressly survive. Purchaser shall exercise such right to terminate by written notice given to Seller on or before the 30th day following the end of such 180 day period, and if Purchaser shall have failed to timely give such notice, then Purchaser shall be deemed to have waived such right to terminate. If Purchaser shall terminate this Agreement as provided in this Section 11.1(c), then Purchaser shall be entitled to the remedy of collecting its actual damages from Seller resulting from Seller’s default and failure to close; provided, however, that following such termination of this Agreement, (i) such actual damages shall not include Purchaser’s costs of removing the Installed Equipment from the Property, and (ii) such actual damages shall be apportioned on the basis of such part of said 180 day delay which was caused by Force Majeure and such part which was not so caused, and Purchaser shall be entitled to collect only the portion of its actual damages that is attributable to the delay not caused by Force Majeure. For example, if Purchaser exercises its right to terminate on the 180th day of delay and there were 54 days of delay caused by Force Majeure, then Purchaser’s actual damages would be reduced by 30% (54 days divided by 180 days).

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(d)   Remedies Following Closing.   If after Closing, Seller is in default under this Agreement and Seller’s Cure Period has expired (including any default which commenced or occurred prior to Closing), then, to the extent such default was not cured by the remedy of specific performance as set forth in Section 11.1(b), Purchaser may sue Seller for actual damages which it incurs.  Purchaser shall not be entitled to collect damages after Closing for delays in completion of construction, as to which the exclusive remedy is the Liquidated Damages Payment under Section 2.1 above.

As used in this Section 11, “actual damages” shall mean all of the injured party’s actual and reasonably anticipated out of pocket and commercially reasonable expenses incurred as an immediate and direct result of the other party’s default. Notwithstanding anything to the contrary in this Agreement, if Purchaser defaults under this Agreement, Seller shall not be precluded from, and no provision in this Agreement shall be construed to limit or preclude Seller from, recovering its benefit-of-the-bargain damages from Purchaser (i.e., such damages that would put Seller in the same position it would have been in had Purchaser fully performed under this Agreement) provided Seller exercises ordinary care to mitigate the effects of any breach by Purchaser.

(e)   NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PURCHASER HEREBY SPECIFICALLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO SUCH EXEMPLARY, PUNITIVE, AND CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES, FOR LOSSES OF USE, INCOME, FINANCING, BUSINESS AND REPUTATION, AND FOR LOSS OF MANAGEMENT OR EMPLOYEE PRODUCTIVITY OR OF THE SERVICES OF SUCH PERSONS, LOST PROFITS OR LOST BUSINESS OPPORTUNITIES) RESULTING FROM SELLER'S DEFAULT UNDER THIS AGREEMENT, AND, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, WAIVES ITS RIGHT TO TERMINATE THIS AGREEMENT. ALL CLAIMS OF ANY TYPE FOR A DEFAULT BY SELLER HEREUNDER SHALL BE DEEMED WAIVED UNLESS A CLAIM FOR ANY SUCH DEFAULT IS ASSERTED WITH REASONABLE DETAIL BY WRITTEN NOTICE TO SELLER ON OR BEFORE THE DATE THAT IS 18 MONTHS AFTER THE CLOSING DATE, OR IF THIS AGREEMENT IS TERMINATED, 18 MONTHS AFTER THE DATE THIS AGREEMENT IS TERMINATED. NOTHING CONTAINED IN THIS SECTION 11.1(E) SHALL BE DEEMED TO AFFECT ANY LIQUIDATED DAMAGES PAYMENT, WHEN APPLICABLE, UNDER SECTION 2.1.

11.2   Purchaser's Default.

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(a)   Notice of Default.   Notwithstanding anything in this Agreement to the contrary, Seller will, prior to the exercise of the remedies contained in Section 11.2, give Purchaser written notice (“Seller's Default Notice”) detailing with reasonable specificity the nature of such default. Seller shall endeavor to provide Seller’s Default Notice as soon as reasonably practicable upon Seller becoming aware of the extent and consequences of Purchaser’s default. Notwithstanding the foregoing, under no circumstances shall any delay by Seller in providing Seller’s Default Notice be construed as a waiver or implied waiver by Seller of its remedies under this Agreement. Until the date which is four (4) business days after receipt of Seller's Default Notice, Purchaser may, at its option, elect to cure such default or waive the option to cure the default; provided, however, Purchaser's failure to give Seller written notice of its election within this time period shall be deemed an election by Purchaser to cure the default. If Purchaser waives its right to cure the default, Seller shall thereafter be entitled to exercise the remedies in accordance with the terms of Section 11.2(b). If Purchaser elects or is deemed to elect to cure the default specified in Seller's Default Notice, Purchaser shall commence to cure such default within two (2) business days from the date of such election and diligently pursue such cure to completion (“Purchaser's Cure Period”); provided, however, (i)  Purchaser’s Cure Period shall end if Purchaser fails to diligently pursue such cure to completion and (ii) if Purchaser fails to cure such default within Purchaser's Cure Period, Seller may exercise its remedies in accordance with the terms of Section 11.2 hereof. In no event shall Purchaser’s Cure Period exceed five (5) days for a default which can be cured solely by the payment of money or sixty (60) days for any other default.

(b)   Remedies Prior to Closing.   If, prior to or at the Closing, Purchaser defaults hereunder and fails to perform any of the covenants and/or agreements contained herein which are to be performed by Purchaser, Seller may, at its option, as Seller’s sole and exclusive remedy by notice in writing to Purchaser either (A) (I) terminate this Agreement and sue Purchaser for the actual and benefit-of-the-bargain damages, costs and fees (including reasonable attorney’s fees ant costs) incurred by Seller, whereupon the Title Company shall retain the Earnest Money until resolution of such suit and, at Seller’s option, (II) seek specific performance of Purchaser’s obligation to remove the Installed Equipment unless Purchaser agrees that the Installed Equipment or any part thereof which remains on the Property following expiration of the Removal Period is Abandoned Installed Equipment and the provisions in Section 11.3 below relating to transfer of ownership to Seller of the Abandoned Installed Equipment shall thereupon apply; provided if Purchaser has elected by notice in writing to Seller within ten (10) days of Seller’s termination notice to Purchaser, Seller shall permit the removal of the Installed Equipment for the duration of the Removal Period (which for the purpose of this paragraph shall commence upon delivery of Seller’s notice of termination of this Agreement hereunder and shall be subject to day by day extension only as permitted under Section 11.3 below or (B) enforce specific performance of this Agreement (in which case Seller may recover all costs and expenses incurred in connection with such enforcement, including reasonable attorney’s fees).

(c)   Remedies Following Closing. If, following Closing, Purchaser is in default and Purchaser’s Cure Period has expired, Seller may sue Purchaser for actual damages which it incurs.

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(d)   SELLER HEREBY SPECIFICALLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO SUCH EXEMPLARY, PUNITIVE, AND CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSSES OF USE, INCOME, FINANCING, BUSINESS AND REPUTATION, AND FOR LOSS OF MANAGEMENT OR EMPLOYEE PRODUCTIVITY OR OF THE SERVICES OF SUCH PERSONS, LOST PROFITS OR LOST BUSINESS OPPORTUNITIES) RESULTING FROM PURCHASER'S DEFAULT UNDER THIS AGREEMENT, AND, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, WAIVES ITS RIGHT TO TERMINATE THIS AGREEMENT. ALL CLAIMS OF ANY TYPE FOR A DEFAULT BY PURCHASER HEREUNDER SHALL BE DEEMED WAIVED UNLESS A CLAIM FOR ANY SUCH BREACH IS ASSERTED WITH REASONABLE DETAIL BY WRITTEN NOTICE TO PURCHASER ON OR BEFORE THE DATE THAT IS 18 MONTHS AFTER THE CLOSING DATE, OR IF THIS AGREEMENT IS TERMINATED, 18 MONTHS AFTER THE DATE THIS AGREEMENT IS TERMINATED.

11.3.   Abandoned Installed Equipment.   If, following termination of this Agreement by Seller under Section 11.2 of this Agreement by reason of Purchaser’s default, Purchaser elects not to remove any of the Installed Equipment then located in the Property, or fails to remove any of the Installed Equipment within the Removal Period (unless such failure is due to delay caused by Force Majeure or the actions of Seller or General Contractor, in which event the Removal Period shall be extended on a day by day basis for each day’s delay caused by Force Majeure up to a maximum of 90 delay days or indefinitely to the extent caused by the actions of Seller or General Contractor) (in either case, herein called the “Abandoned Installed Equipment”), then Seller shall take ownership of the Abandoned Installed Equipment on an “as is, where is” basis, with all faults and without representation or warranty from Purchaser of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, quality or fitness for a particular purpose. Upon transfer of ownership of the Abandoned Installed Equipment to Seller as aforesaid, Purchaser shall, upon written request, execute a Bill of Sale of the Abandoned Installed Equipment for the benefit of Seller or its nominee, which Bill of Sale shall include confirmation of the transfer on an “as is, where is” basis without representation or warranty as aforesaid. All risks with respect to the Abandoned Installed Equipment shall pass to Seller effective as of the date upon which the Installed Equipment becomes the Abandoned Installed Equipment.

12.    RISK OF LOSS

12.1   Casualty Prior to Closing.   Seller bears the risk of loss of the Property prior to Closing. Purchaser bears the risk of loss of the Purchaser’s equipment and personal property of any type prior to Closing. Seller shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in, or about the Property for the benefit of, or by or for Purchaser. Each party shall be responsible for its own personal property. This Section is subject to the terms of the waiver of subrogation in this Agreement.

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12.2   Condemnation.   Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings. Purchaser may participate in any such proceedings, and Seller shall provide Purchaser with monthly reports regarding the status of the condemnation proceedings. If (a) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain prior to the Closing (or if any such taking is threatened) and (b) the Property is rendered unsuitable for use as a warehouse office and distribution facility substantially of the same size and utility as the Improvements shown in the Preliminary Design Documents (or would be rendered so unsuitable if the threatened taking occurs), Purchaser shall have the right to terminate this Agreement within ten (10) business days following receipt of Seller’s notice of such condemnation. If Purchaser terminates this Agreement pursuant to this Section, the Earnest Money shall be promptly returned to Purchaser and thereafter, Seller and Purchaser shall have no further obligations to the other, except for obligations which by the terms of this Agreement survive its termination. Purchaser's failure to terminate within such ten (10) business day period shall be deemed to be a waiver of the termination right under the preceding sentence.  If Purchaser elects not to terminate this Agreement, or if the taking will be consummated after the Closing, the transaction contemplated by this Agreement shall be closed in accordance with the terms of this Agreement notwithstanding any such taking, but at the Closing, Seller shall pay to Purchaser any awards collected in connection with such taking and shall assign to Purchaser all of Seller's rights to collect any awards which thereafter may be payable as a result of, or to recover against others for, such taking.

13.   INTENTIONALLY DELETED

14.   NO ASSUMPTION OR PARTNERSHIP

14.1   No Assumption.   Purchaser is not and is not deemed to be, a successor of Seller and it is expressly understood and agreed that, except as may otherwise be expressly agreed to by Purchaser elsewhere in this Agreement and in the documents delivered at the Closing, Purchaser has not and does not hereby assume or agree to assume any liability whatsoever of Seller.

14.2   No Partnership.   Purchaser and Seller do not intend to in any way create a partnership by execution of this Agreement or consummation of the transaction contemplated hereby and any such relationship is expressly denied.

15.   NOTICES

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15.1   Notices.   Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at the Closing, shall be in writing, shall, if delivered to Purchaser, Purchaser’s Construction Representative, INCLUDE A SELLER NOTICE, and shall, if delivered to Seller, Seller’s Construction Representative or Design Architect, INCLUDE A PURCHASER NOTICE, and shall be deemed to be delivered upon receipt or refusal when (a)  delivered by facsimile if receipt is confirmed by return facsimile to the sender of the notice, (b)  hand delivered, (c)  delivered to a national overnight air courier service, or (d)  deposited in registered or certified mail, return receipt requested, addressed as follows:

If to Purchaser:	Helen of Troy, L.P.
One Helen of Troy Plaza
El Paso, Texas 79912
Attn: Vincent D. Carson
vcarson@hotus.com
Fax 915.225.8081

With a copy to:	James B. Jalenak
Harris Shelton Hanover Walsh, pllc
Suite 450
6060 Poplar Avenue
Memphis, Tennessee 38119-3980
jjalenak@harrisshelton.com
Fax: (901) 682-4446

If to Seller:	DTC Eastgate 1, LLC
c/o Hillwood Development Company, LLC
5430 LBJ Freeway, Suite 800
Dallas, Texas 75240
Attention: Preston Herold
Fax: (972) 201-2989
Phone: (972) 201-2800
Preston.herold@hillwood.com

with additional	DTC Eastgate 1, LLC
copies to:	c/o Hillwood Development Company, LLC
5430 LBJ Freeway, Suite 800
Attention: Melinda Northrup
Fax: (972) 201-2989
Phone: (972) 201-2800
Melinda.northrup@hillwood.com

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If to Seller’s	DTC Eastgate 1, LLC
Construction	c/o Hillwood Development Company, LLC
Representative	5430 LBJ Freeway, Suite 800
Dallas, Texas 75240
Attention: Joe Bass
Phone: (972) 201-2800
Fax: (972) 201-2989

With a copy to:	DTC Eastgate 1, LLC
c/o Hillwood Development Company, LLC
5430 LBJ Freeway, Suite 800
Dallas, Texas 75240
Attention: Scott Norman
Phone: (972) 201-2800
Fax: (972) 201-2889
Scott.norman@hillwood.com

if to Design Architect:	GSR Andrade Architects
4121 Commerce St., Suite One
Dallas, TX 75226
Mr. John Garrison
Phone: (214) 824-7040
jgarrison@gsr-andrade.com

16.   MISCELLANEOUS

16.1   Entire Agreement.   This Agreement and the exhibits attached hereto contain the entire agreement between the parties and all previous agreements, including but not limited to any proposals exchanged among the parties are superceded hereby. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by Purchaser and Seller.

16.2   Counterparts and Facsimile Signatures.   This Agreement maybe executed in any number of counterparts which together shall constitute the agreement of the parties. Executed facsimile copies of this Agreement shall be binding upon the parties herein, and facsimile signatures appearing hereon shall be deemed to be original signatures. Following execution by facsimile by both parties, Seller shall execute four (4) originals of this Agreement and forward by overnight courier to Purchaser; Purchaser shall execute such counterparts and deliver same to the Title Company five business days following receipt thereof from Seller

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16.3   Time of the Essence.   Time is of the essence with respect to the performance of all obligations provided herein and the consummation of all transactions contemplated hereby.

16.4   Assignment.   This Agreement, and the rights and obligations of Purchaser hereunder, may be assigned by Purchaser to any entity that is controlled by or under common control with the Purchaser without the consent of Seller, provided such entity assumes Purchaser’s obligations hereunder. Upon any such assignment by Purchaser, Purchaser shall not be relieved from further obligation or liability hereunder; and, without limitation, any agreements, waivers or consents made or given by Purchaser under this Agreement shall be binding upon Purchaser or any such approved assignee. Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser in each instance.

16.5   Dates.   Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on Saturday, Sunday or legal holiday under the laws of the State of Mississippi, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

16.6   Binding on Successors and Assigns.   This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representative, successors and assigns whenever the context so requires or admits.

16.7   Records.   Purchaser shall not file this Agreement, nor any memorandum hereof, in any public records without the prior written consent of Seller, and any such memorandum which is filed without such consent shall be, in Seller's sole discretion, automatically deemed null and void. Seller and Purchaser consent to the filing of the Memorandum of Option (as defined in Section 16.24(E)).

16.8   Attorneys' Fees.   Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees, paralegals’ fees and all court costs in connection with said proceeding.

16.9   Public Disclosure; Confidentiality.   Seller and Purchaser covenant and agree that they will not issue any press releases or make similar disclosures to any reporting publication disclosing the monetary terms of this Agreement, except as may be required by law or as mutually agreed upon by Seller and Purchaser; provided a general press release regarding the general nature of the project shall be permitted. In addition, Seller shall keep, and shall cause its respective representatives to keep the existence and terms of this Agreement strictly confidential, except (a) to the extent previously disclosed in the approved press release or any public hearings, (b) to the extent disclosure must be made to enable the parties to perform acts necessary to consummate Closing or take actions permitted under this Agreement, (c) disclosure to attorneys, accountants and other professionals who are similarly bound to obligations of confidentiality, and to regulators and prospective lenders and (d) as may be required by law.

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16.10   Reporting Person.   The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Code and the regulations promulgated thereunder.

16.11   Paragraph/Section Headings.   The paragraph/section headings contained in the Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs/sections hereof.

16.12   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to transactions in Mississippi.

16.13   ERISA.   Purchaser represents that Purchaser is not an employee benefit plan or a governmental plan or a party in interest of either such a plan, and that the funds being used to acquire the Property are not plan assets or subject to state laws regulating investments of and fiduciary obligations with respect to a governmental plan. As used herein, the terms "employee benefit plan", "party in interest", "plan assets" and "governmental plan" shall have the respective meanings assigned to such terms in ERISA, and the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated in connection therewith. Upon the request of Seller, Purchaser shall deliver to Seller at Closing a certificate stating that the foregoing representations are true and correct and containing an agreement by Purchaser to indemnify Seller against any inaccuracy in such representations. The foregoing covenants shall survive Closing.

16.14   Partial Invalidity.   If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, and there shall be substituted in lieu of such invalid or unenforceable provision a provision as near in substance as may be valid and enforceable under applicable law.

16.15   Discharge of Obligations.   All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing for a period of 18 months after the Closing Date.

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16.16   Limited Liability.   Seller and Purchaser agree that no individual officer or director or representative of Seller or Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

16.17   No Third Party Rights.   Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

16.18   Further Assurances.   Both Seller and Purchaser agree that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the transactions contemplated hereby.

16.19   Construction.   The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

16.20   Uniform Vendor and Purchaser Risk Act Not Applicable.   It is the express intent of the parties hereto that the provisions of Section 12.1 and Section 12.2 govern the rights of the parties in the event of damage to or condemnation of the Property and that the Uniform Vendor and Purchaser Risk Act not apply to this Agreement.

16.21   Incentives.   To Seller’s current actual knowledge, the construction of a proposed public road (and all related utility infrastructure), which will run east-west along the southern border of the Property and Tract 2, may qualify for financial assistance from the Mississippi Development Authority through the Community Development Block Grant Program (the “Incentives”). Purchaser and Seller agree to assist and cooperate with each other in the pursuit of the Incentives. Purchaser and Seller agree to promptly take such actions as are reasonably required to obtain the Incentives, including executing the Memorandum of Agreement substantially in the form of the attached Exhibit “M”. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all liability, claims, demands or expenses (collectively, “Losses”) arising out of Purchaser’s execution of the Memorandum of Agreement except to the extent that such Losses arise out of Purchaser’s intentional bad faith or grossly negligent conduct. This Section 16.21 shall survive the Closing.

16.22   1031 Treatment as Like-Kind Exchange.   Purchaser and Seller acknowledge and agree that Seller may desire to have its transfer of the Property to Purchaser qualify as a deferred like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser acknowledge and agree that Seller intends to effectuate a deferred like-kind exchange through the use of an intermediary in the manner described in Treas. Reg. § 1.031(k)-1(g)(8), example 4, or other applicable provision. Purchaser agrees to reasonably cooperate with Seller in effectuating such a deferred like-kind exchange through the use of such an intermediary including consenting to an assignment of Seller’s rights under this Agreement to an intermediary. Purchaser, however, shall have no obligation to locate, contract for or take title to any property that Seller may wish to acquire or to incur any indebtedness or other obligation as a part of Purchaser’s agreement to cooperate. Seller will pay all expenses relating to any such like kind exchange for its benefit.

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Purchaser and Seller acknowledge and agree that Purchaser may desire to have its purchase of the Property qualify as a deferred like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser acknowledge and agree that Purchaser intends to effectuate a deferred like-kind exchange through the use of an intermediary in the manner described in Treas. Reg. § 1.031(k)-1(g)(8), example 4, or other applicable provision. Seller agrees to reasonably cooperate with Purchaser in effectuating such a deferred like-kind exchange through the use of such an intermediary including consenting to an assignment of Purchaser’s rights under this Agreement to an intermediary. Seller, however, shall have no obligation to locate, contract for or take title to any property that Seller may wish to transfer or to incur any indebtedness or other obligation as a part of Seller’s agreement to cooperate. Purchaser will pay all expenses relating to any such like kind exchange for its benefit.

16.23   Seller’s Performance.   Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that Seller’s obligation to perform hereunder shall be contingent upon the Seller acquiring the Property on or before the date that is 5 business days after the date on which Purchaser waives (in writing) its right to terminate this Agreement under Section 3.3 (“Acquisition Deadline”). Seller shall use good faith and diligent efforts to acquire the Property on or before the Acquisition Deadline. If Seller has not acquired the Property by the Acquisition Deadline, then either party may terminate this Agreement by written notice (the “Termination Notice”) to the other given any time within 2 business days following the Acquisition Deadline. If neither party exercises its termination right as provided in the preceding sentence, then the Acquisition Deadline shall be deemed automatically extended for a period of 5 days and the parties’ termination rights described in the preceding sentence shall apply to the Acquisition Deadline as such has been extended in 5-day increments (until either party delivers a Termination Notice). The foregoing process shall be repeated until such time that Seller acquires the Property or this Agreement is terminated as provided above.

16.24   Option to Purchase.

(A)   Seller has been granted the right and, pursuant thereto, hereby grants unto Purchaser the right to purchase the Option Land (hereinafter defined) pursuant to certain terms and conditions set forth in an Option Purchase Agreement, which shall be executed by the parties concurrently herewith.

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(B)   At the Closing, Seller and Purchaser shall execute and record a memorandum evidencing the existence of the Option (“Memorandum of Option”), which Memorandum of Option shall be substantially in the form of Exhibit “B”.

16.25   Right of First Refusal.   For a period of two years after the Closing Date and subject to the terms and conditions described in this Section 16.25, Seller shall have the right and option, but not the obligation, to purchase Purchaser’s industrial building (the “Former Building”) located at 101 Airport Industrial Drive, City of Southaven, Desoto County, Mississippi. As used herein, the “ROFR Property” shall mean the property referred to in (i) and (ii) above, the “Offeror” shall mean the owner of the ROFR Property and “Offeree” shall mean, as applicable, Purchaser or Seller.

(a)   As used in this Section 16.25, the term “offer” shall include, without limitation, any bona fide option proposed by Offeror.

(b)   As used in this Section 16.25, the term “sold,” “sell” or “sale” shall include a sale or a lease, including all renewal options, or any other disposition of ROFR Property or any portion thereof, or any interest therein (any such sale, lease or other disposition shall be referred to as a “Disposition”).

(c)   As used in this Section 16.25 the term “Affiliate” shall mean as to the Person (as hereinafter defined) in question, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used in the immediately preceding sentence, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, partnership interests, by contract or otherwise.

(d)   As used in this Section 16.25 the term “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, government agency or political subdivision thereof, or any other form of entity.

(e)   Subject to the terms and conditions set forth below, if Offeror receives a bona fide offer acceptable to Offeror to buy or makes a bona fide offer acceptable to the third party purchaser to sell all or any portion of ROFR Property (ROFR Property being hereinafter referred to as the “Offered Property”), then Offeree shall have the right and option, but not the obligation, to purchase (the term “purchase” shall include a purchase, lease or other acquisition, and the term “purchaser” shall include a purchaser, lessee or the party making such other acquisition) the Offered Property (the “First Refusal Right”) on the following terms and conditions:

1.   If Offeror receives a bona fide offer acceptable to Offeror to buy or makes a bona fide offer acceptable to a purchaser to sell all or any portion of ROFR Property, Offeror shall provide Offeree with a written notice (the “Offeror’s Notice”) which shall (i) set forth the true identity of the proposed purchaser (including the identity of the principals of the purchaser, if known to Offeror), (ii) include a description of the Offered Property, (iii) include a description of all material terms of the proposed Disposition (including, without limitation, the price, earnest money and closing date) and (iv) offer to consummate such Disposition with Offeree upon the same terms and conditions as set forth in the Offeror’s Notice (except as provided in this Section 16.25). The Offeror’s Notice shall have attached to it a true, correct and complete copy of the contract of sale, lease, or other agreement that governs the rights and obligations of Offeror and the proposed purchaser with respect to the proposed Disposition (the “Disposition Document”). Any time periods in the Offeror’s Notice shall be deemed extended to allow Offeree 3 business days following receipt of the Offeror’s Notice in which to decide whether to exercise Offeree’s First Refusal Right.

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2.   During the 3 business day period following Offeree’s actual receipt of the Offeror’s Notice (the “Response Period”), Offeree shall have the right, at its expense, to enter onto and conduct tests and investigations on the Offered Property. Offeree shall be responsible for any damages or injuries resulting from Offeree’s entry onto the Offered Property and conducting such tests and inspections. If Offeree does not elect to purchase the Offered Property by delivering written notice of such election to Offeror within the Response Period, then Offeror may effect a Disposition of the Offered Property to the proposed purchaser identified in the Offeror’s Notice (A) at a price, rental and/or other consideration to be paid by the proposed purchaser (“Economic Consideration”) that is not less than the Economic Consideration that would have been paid by Offeree if Offeree had elected to purchase the Offered Property pursuant to the Offeror’s Notice, and (B) upon other terms and conditions that are not more favorable to the proposed purchaser than those offered to Offeree in the Offeror’s Notice; provided such closing occurs no later than 90 days after the expiration of the Response Period; and provided further that if such closing to the proposed purchaser does not occur within such 90 day period, Offeror shall again be required to comply with this Section 16.25 before it makes any other Disposition of ROFR Property. Such Disposition if made in accordance with this Section 16.25, shall be made free and clear of the First Refusal Right, and Offeree, at the request of Offeror, shall execute, in recordable form, a confirmation of the release of the First Refusal Right insofar as it pertains to the Offered Property that is so conveyed.

3.   If the First Refusal Right relates to a lease, estate for years or other estate or interest other than fee simple, and Offeree elects not to exercise its First Refusal Right with respect to the Offeror’s Notice, then Offeree’s First Refusal Right shall terminate. If the Offered Property sold to a third party after compliance with the terms of this Section 16.25 is less than all of ROFR Property, the First Refusal Right shall remain in full force and effect for all other portions of ROFR Property.

4.   If Offeree does not elect to accept Offeror’s offer with respect to a Disposition in accordance with the terms hereof, and such Disposition from Offeror is not made on the price and terms set forth above (subject to the 90 day closing period and other terms set forth above), Offeree’s First Refusal Right shall remain in full force and effect with respect to the Offered Property.

5.   If Offeree exercises the First Refusal Right by delivering written notice of such exercise to Offeror within the Response Period, Offeree and Offeror shall enter into the transaction described in, and upon the terms set forth in, the Offeror’s Notice and the Disposition Document.

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6.   Notwithstanding any provision contained herein to the contrary, the provisions of this Section 16.25 shall not apply to a sale of all or any portion of ROFR Property to an Affiliate of Offeror; provided, however, the provisions of this Section 16.25 shall survive such sale to an Affiliate of Offeror, and ROFR Property shall continue to be subject to the First Refusal Right.

7.   Notwithstanding any provision contained herein to the contrary, in the event: (i) Offeree does not elect to accept Offeror’s offer, (ii) Offeror sells the Offered Property pursuant to the terms of this Section 16.25, and (iii) Offeror retains a lien on the Offered Property and forecloses such lien, the First Refusal Right shall be automatically reinstated, and Offeror shall not consummate any further sale of the Offered Property without again complying with the terms of Section 16.25. Such lien does not include any lease, except a lease with a term of three (3) years or less.

(f)   The First Refusal Right shall not apply to any mortgage of ROFR Property or any portion thereof to secure the repayment of borrowings by Offeror. A foreclosure sale by such lender shall not be a sale to which the First Refusal Right shall be applicable, but ROFR Property shall continue to be subject to the First Refusal Right following such foreclosure sale, and any purchaser at such a foreclosure sale shall acquire ROFR Property subject to the First Refusal Right. Offeree shall execute and deliver any instruments reasonably requested by Offeror to evidence the agreements of Offeree pursuant to this Section 16.25. A “foreclosure sale” as referenced in this Section 16.25 shall include a nonjudicial or judicial foreclosure and a conveyance in lieu of foreclosure.

(g)   The illegality, invalidity or unenforceability of any provision of this Section 16.25 shall not affect the legality, validity or enforceability of any other provision of this Section 16.25.

(h)   Unless earlier terminated as provided herein, the rights granted in this Section 16.25 shall terminate and shall be of no further force or effect 2 years after the Closing Date.

16.26   Put Option of Purchaser’s Former Building.   Provided that all the following are satisfied: (1) Purchaser is not in default of any of the terms, covenants and conditions hereof, (2) there has been no change in the physical, title, financial or environmental condition of the Former Building since the Effective Date, (3) Purchaser would not be in default of any provision of the Building PSA (defined below) had Purchaser and Seller entered such Building PSA on the Effective Date and (4) Purchaser purchases the Property at the Closing, then Seller hereby grants to Purchaser the right to elect to require Seller, at anytime between 30 and 180 days following the Closing Date, to purchase (“Put Option”) the Former Building for a purchase price of $16,000,000.00, which purchase and sale shall be consummated pursuant to the terms of a purchase and sale agreement that is substantially in the form of Exhibit “C” (the “Building PSA”). If Purchaser elects to exercise its Put Option, then Purchaser shall provide Seller written notice of such election (the “Put Option Notice”), which written notice shall include three executed copies of the Building PSA. The Put Option Notice shall be received by Seller on or before the 60th day after the Closing Date. If Purchaser timely delivers such Put Option Notice (including the three (3) executed original copies of the Building PSA) to Seller, then within five (5) days after Seller’s receipt of the Put Option Notice, Seller shall sign the three (3) original copies of the Purchase and Sale Agreement and return a fully-executed original copy of the Purchase and Sale Agreement to the Purchaser as well as the title company identified in such Purchase and Sale Agreement. The date of closing for Purchaser’s Former Building (“Put Option Closing Date”) shall be the later of (i) the date that is 120 days after Seller’s receipt of the Put Option Notice from Purchaser and (ii) the date that is 30 days after the Closing Date. In the event Purchaser fails to timely and completely deliver the Put Option Notice and Building PSA to Seller, time being of the essence with respect to Purchaser’s exercise thereof, then Purchaser’s Put Option shall cease, automatically terminate, be null and void, and be of no further force and effect, and Purchaser shall have no further rights regarding the Put Option pursuant to this Agreement; and, further, Seller shall not be obligated to purchase the Purchaser’s Former Building. Additionally, the Put Option likewise ceases and automatically terminates in the event of a transfer to or sale of the Purchaser’s Former Building by any bank, life insurance company, federal or state savings and loan association, real estate investment trust, or other institutional lender where title is acquired by said entity, as a result of the foreclosure of a first in priority mortgage or deed to secure debt encumbering the Purchaser’s Former Building or a conveyance in lieu of such a foreclosure. The Put Option shall also cease and automatically terminate in the event of a transfer to or sale of the Purchaser’s Former Building by Purchaser to another purchaser prior to the Put Option Closing Date. Purchaser may lease the Former Building for a term not exceeding the period of the Put Option without affecting the Put Option. Upon Seller’s receipt of the Purchaser’s Put Option Notice and executed Building PSA, Purchaser hereby grants Seller the following rights:

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(a)   Seller shall have the right to begin marketing the Former Building for lease (but not for sale); and

(b)   Seller and its agents, contractors and designees shall have the right to physically inspect and review the Former Building.

16.27   Disclaimer.   PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT, PURCHASER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED OR OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES BY SELLER OR ANY AGENT OF SELLER OR ANY REAL ESTATE BROKER OR SALESMAN. EXCEPT WITH RESPECT TO THOSE REPRESENTATIONS, WARRANTIES AND AGREEMENTS CONTAINED IN THIS AGREEMENT, ALL PREVIOUS WRITTEN, ORAL, IMPLIED OR OTHER STATEMENTS, REPRESENTATIONS, WARRANTIES OR AGREEMENTS, IF ANY, ARE MERGED HEREIN. SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE EXCEPT TO THE EXTENT THAT SUCH ARE EXPRESSLY STATED IN THIS AGREEMENT. AT CLOSING AND EXCEPT WITH RESPECT TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE ACCEPTED THE PROPERTY IN ITS PRESENT CONDITION ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”, INCLUDING ENVIRONMENTAL, BASIS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SHALL BE DEEMED TO HAVE ACKNOWLEDGED AND AGREED THAT (i) WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE, (ii) SELLER SHALL BE AND IS UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY, (iii) THAT THE CONSIDERATION PAID BY PURCHASER REFLECTS THE CONDITION OF THE PROPERTY EXISTING AS OF THE CLOSING DATE, INCLUDING THE PRESENCE OF ANY ENVIRONMENTAL CONTAMINATION THEREON, AND (iv) PURCHASER'S USE OR INTENDED USE OF THE PROPERTY MAY BE IMPAIRED BY ITS ENVIRONMENTAL CONDITION. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, SELLER IS HEREBY RELEASED BY PURCHASER AND ITS SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING (1) ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR (2) ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART, UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS, OR WASTES OR OTHER ACTUAL OR POTENTIAL ENVIRONMENTAL CONTAMINATES ON WITHIN OR UNDER THE SURFACE OF THE PROPERTY EXCEPT TO THE EXTENT THAT THE PRESENCE OF SUCH TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS OR WASTE IS EITHER (A) CAUSED TO EXIST ON THE PROPERTY AS THE RESULT OF ANY ACTS OF SELLER OR SELLER’S AFFILIATES OR (B) IS WITHIN THE KNOWLEDGE OF SELLER AND IS NOT WITHIN THE KNOWLEDGE OF PURCHASER AS OF THE CLOSING DATE. PURCHASER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY EXPLAINED TO PURCHASER AND THAT PURCHASER FULLY UNDERSTANDS AND ACCEPTS THE SAME. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING. NOTHING IN THIS SECTION 16.27 SHALL BE CONSTRUED TO LIMIT SELLER’S WARRANTIES, REPRESENTATIONS, AGREEMENTS, OR OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT. TO THE EXTENT THAT THIS SECTION 16.27 CONFLICTS WITH ANY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH ELSEWHERE IN THIS AGREEMENT, THEN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SET FORTH ELSEWHERE IN THIS AGREEMENT SHALL CONTROL.

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16.28   Exhibits and Schedules.   The following schedules or exhibits attached hereto (herein sometimes being referred to as "Exhibit") shall be deemed to be an integral part of this Agreement and are incorporated herein:

Volume I
Exhibit A	Legal Description/Depiction
Schedule 5.1	List of Preliminary Design Documents

Volume II
Exhibit B	Memorandum of Option Agreement
Exhibit C	Building PSA
Exhibit D	General Construction Contract [Form]
Exhibit E	Punchlist Escrow Agreement
Exhibit F	Mechanic Lien Escrow Agreement
Exhibit G	Certificate of Substantial Completion
Exhibit H	Special Warranty Deed
Exhibit I	Bill of Sale and Blanket Assignment
Exhibit J	FIRPTA Affidavit
Exhibit K	Title Commitment
Exhibit L	Vicinity Map
Exhibit M	Memorandum of Agreement
Exhibit N	Approved CC&R

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EXECUTED by Offeror on the 2nd day of May 2005, to be effective as of the 2nd Day of May 2005.

SELLER:

DTC EASTGATE 1, LLC,
a Mississippi limited liability company

By:          DTC Phase III, LLC,
a Delaware limited liability company,
its sole member

            By: \S\ Dewitt T. Hicks III
                 Dewitt T. Hicks III
                       Executive Vice President

EXECUTED by Purchaser on the 28th day of April, 2005, to be effective as of the 2nd Day of May 2005.

PURCHASER:

Helen of Troy L.P.,
a Texas limited partnership

By: Helen of Troy Nevada Corporation,
       its General Partner

   By: \S\ Gerald J. Rubin
   Gerald J. Rubin
   Chief Executive Officer and President

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